TERMINATION OF
PARTNER AGREEMENT

THIS TERMINATION of Partner Agreement (“Termination”) is made this 6th day of June, 2004, by and between Ruby Tuesday, Inc., a Georgia corporation (the “Company” or “RTI”), and Robert D. McClenagan, Jr., an individual (“Partner”), with respect to that certain Partner Agreement effective June 6, 2001 between Company and Partner (the “Agreement”).

WHEREAS, Company and Partner are parties to the Agreement; and

WHEREAS, the parties desire to mutually terminate the Agreement pursuant to Section 4.2; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and conditions herein contained, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	TERMINATION OF AGREEMENT. RTI and Partner acknowledge and agree that the Agreement terminated on June 6, 2004 pursuant to Section 4.2. Pursuant to the terms of the Agreement, upon such termination, RTI is to return the Escrow Shares (or the proceeds thereof if the Escrow Shares have been converted or exchanged for other securities in connection with a corporate event affecting RTI’s capital structure) to Partner. Partner hereby affirms that there are no liens or other restrictions against any of the Escrow Shares.

2.	RELEASE. For and in consideration of the sum of $10.00, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Partner, knowingly and voluntarily, waives, settles, releases, and discharges RTI, its subsidiaries and affiliates, and the officers, directors, employees and agents and each of them from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys’ fees which Partner has against RTI arising out of or relating to Partner’s employment with RTI, the Agreement, or the expiration of the Agreement. Partner acknowledges and understands this waiver of rights includes, but is not limited to, any claims Partner may have arising under any federal, state or local laws, ordinances, or regulations pertaining to wrongful discharge or discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status, and particularly any rights Partner may have pursuant to the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Employment Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Civil Rights Act of 1866, or relating to Partner’s employment with RTI, the Agreement, or the expiration of the Agreement. Partner waives any right he may have to file suit for any claim Partner may have or assert against RTI including, but not limited to, those which may arise under the laws and statutes named above, and further waives any right to claim or receive damages as a result of any charge of discrimination which may be filed by Partner or anyone acting on Partner’s behalf.

3.	SURVIVAL OF COVENANTS. The parties acknowledge that covenants and agreements contained in Sections 5.1, 5.2, 5.3, 5.4, and 5.5 of the Agreement shall not survive the termination of the Agreement. Instead, such covenants and agreements shall be replaced with the following:

(a)	Trade Secrets. Partner has access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law) that are the sole and exclusive property of RTI. Partner agrees that while Partner is an employee of RTI (or a subsidiary or affiliate of RTI) and for the maximum period of time thereafter allowable under applicable law, except to the extent necessary to perform the Partner’s employment obligations, Partner shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of RTI.

(b)	Confidential Information. In Partner’s capacity with RTI, the Partner has access to Confidential Information (as defined herein). Partner agrees to maintain the confidentiality of all Confidential Information while Partner is an employee of RTI (or a subsidiary or affiliate of RTI) and for a period of three (3) years thereafter. For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Partner or of which Partner has become aware as a consequence of or through his employment relationship with RTI (or such subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules. Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Partner without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) Partner’s skills or experience developed in connection with performance of job functions.

(c)	No Solicitation. While Partner is an employee of RTI (or a subsidiary or affiliate of RTI) and for a period of thirty six (36) months immediately following the termination of such employment, Partner shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of RTI, or a subsidiary or affiliate of RTI, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Partner knowingly provide the name of any employee of RTI, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party. The parties agree that the damages which RTI will suffer in the event of Partner’s breach of the foregoing covenant are difficult to quantify and determine. Therefore, the parties agree that in the event of each such breach, Partner shall pay to RTI, as liquidated damages and not as a penalty, an amount equal to two (2) times the annual base compensation of the affected employee.

4.	NO CONTRACT. This Agreement is not an agreement or contract of employment, and does not guaranty Partner’s employment with RTI (or any subsidiary or affiliate of RTI) for any period of time.

5.	APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of laws.

6.	DEFENSE. The existence of any claim or cause of action of Partner against RTI or any subsidiary or affiliate) shall not constitute a defense to the enforcement by RTI of any covenant contained herein.

IN WITNESS WHEREOF, Partner and RTI have executed this Termination as of the date written above.

RUBY TUESDAY, INC
/s/ Robert D. McClenagan, Jr Robert D. McClenagan, Jr	By : /s/ Daniel T. Cronk
Name: Daniel T. Cronk
Title: Sr. Vice President
Witness : /s/ Kay Mayes